FOR IMMEDIATE RELEASE

BARRY D. RUSSELL NAMED VICE PRESIDENT OF FERRO’S ELECTRONIC MATERIAL SYSTEMS

CLEVELAND, Ohio – April 28, 2006 – Ferro Corporation (NYSE: FOE) announced today that
Barry D. Russell has joined the Company as Vice President, Electronic Material Systems (EMS).

Russell, 41, comes to Ferro from Honeywell International, where he had worked since 2000, most recently as Group Vice President & General Manager, Electronic Materials. In that position he was responsible for overall financial performance, strategic planning, sales and marketing, and acquisitions in targeted growth businesses. His prior positions at Honeywell included Business Director-General Manager, Performance Chemicals/Specialty Polymers, and Director of Marketing, Specialty Chemicals.

Before his tenure at Honeywell, Russell was Director of Marketing for Mattson-CFM Technologies, a manufacturer of semiconductor/flat panel display capital equipment, where he led a successful product launch and improved product line profitability. From 1988 to 1997, he worked for FMC Corporation’s Specialty Chemicals Group in a number of roles, including Business Manager, Fine Chemicals and Electronics, and Manager, Marketing & Commercial Development.

Russell holds a BS in Chemical Engineering from Akron University and an MBA from the University of North Carolina in Charlotte.

“Barry Russell is a seasoned executive with deep knowledge of the electronics industry, as well as performance materials and specialty chemicals manufacturing,” said James F. Kirsch, Ferro President and CEO. “His experience is a great fit for Ferro as we pursue our growth objectives for the EMS unit. We’re delighted to have him join the Ferro senior management team; we believe EMS will flourish under his capable leadership.”

About Ferro’s Electronic Material Systems Business Unit

Electronic Material Systems develops, manufactures and markets high-purity powders, pastes, tapes and other products for a broad range of electronic applications markets. It has production facilities in the United States, the Netherlands, Germany, the United Kingdom, and Japan.

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Barry Russell Named VP of Ferro’s Electronic Material Systems Unit, page 2 of 3, April 28, 2006

About Ferro Corporation

Ferro Corporation is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company employs approximately 7,000 associates globally and reported sales of approximately $1.8 billion in 2004.

Cautionary Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Changes in customer requirements, markets or industries Ferro serves;

•	Changes in the costs of major raw materials or sources of energy, particularly natural gas;

•	Escalation in the cost of providing employee health care and pension benefits;

•	Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates;

•	The ability of the Company to successfully negotiate, execute and deliver definitive documentation with respect to a new credit facility or otherwise obtain financing needed to repay any indebtedness that may be accelerated by events of default and prepay or redeem other indebtedness;

•	Access to capital markets and borrowings, primarily in the United States, and any restrictions placed on Ferro by current or future financing arrangements, including consequences of any future failure to be in compliance with any material provisions or covenants of our credit facilities;

•	The ultimate outcome of class action lawsuits filed against the Company; and

•	The effect of possible acts of God, terrorists, or the public enemy, or of fires, explosions, wars, riots, accidents, embargos, natural disasters, strikes or other work stoppages, or quarantines or other governmental actions or other events or circumstances beyond the Company’s reasonable control.

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Barry Russell Named VP of Ferro’s Electronic Material Systems Unit, page 3 of 3, April 28, 2006

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.This press release contains certain statements that may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the addition and success of new senior executives and other factors contained in Ferro’s most recent annual report on Form 10-K, as well as its other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Ph: 216-875-6202
Email: aboodm@ferro.com